Exhibit 99.1

Gaming and Leisure Properties Expands Board With Appointment of James B. Perry

Wyomissing, PA. - April 5, 2017- Gaming and Leisure Properties, Inc. (NASDAQ: GLPI) (“GLPI” or the “Company”) today announced that it has appointed James B. Perry to its Board of Directors, (“Board”) as an independent director. The appointment is effective immediately, subject to receipt of customary regulatory approvals, and he will stand for election to the Board at the 2017 annual meeting of shareholders. With the addition of Mr. Perry, the Board expands to six members, five of whom are independent.

“Jim brings to our Board decades of experience leading large, diversified portfolios of regional gaming assets,” commented Peter M. Carlino, Chairman and Chief Executive Officer of Gaming and Leisure Properties. “His broad knowledge of regional markets and expertise in operating gaming facilities and related amenities will be highly valuable as we assess opportunities to grow our Company.”

Mr. Perry served on the Board of Directors of Isle of Capri Casinos, Inc. (“Isle”) from 2007 to 2014, including as Chairman and Executive Chairman of the Board of Directors during a portion of his tenure. From March 2008 to April 2011, he also served as Isle’s Chief Executive Officer. Prior to joining Isle, Mr. Perry served as a Class III Director on the board, Chief Executive Officer and President of Trump Entertainment Resorts, Inc. from 2005 until 2007. From 1997 through 2005, Mr. Perry held various positions at Argosy Gaming Company including President, Chief Executive Officer and member of the Board of Directors.

About Gaming and Leisure Properties
GLPI is primarily engaged in the business of acquiring, financing, and owning real estate property to be leased to gaming operators in triple-net lease arrangements, pursuant to which the tenant is responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. GLPI elected to be taxed as a real estate investment trust ("REIT") for United States federal income tax purposes commencing with the 2014 taxable year and is the first publicly traded triple-net lease REIT focused on gaming.

Contact
Investor Relations

Bill Clifford
T: 610-401-2900
Email: Bclifford@glpropinc.com

Hayes Croushore
T: 610-378-8396
Email: Hcroushore@glpropinc.com